SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 15, 2002
                                  --------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

























                                      - 1 -

ITEM 5. OTHER EVENTS

      On April 15, 2002, a news release was issued on the subject of first quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Quarterly Report on Form 10-Q. The release is as follows:

               HUGHES REPORTS FIRST QUARTER 2002 FINANCIAL RESULTS

Strong DIRECTV U.S. Performance for the Third Consecutive Quarter Drives Results

      El Segundo, Calif., April 15, 2002 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported first quarter 2002 revenues increased 7.7% to $2,038.2 million, compared with $1,893.0 million in the first quarter of 2001. EBITDA1 for the quarter was $134.2 million and EBITDA margin1 was 6.6%, compared with the first quarter of 2001 EBITDA of $113.2 million and EBITDA margin of 6.0%.

      "For three consecutive quarters, DIRECTV U.S. has exceeded subscriber growth expectations while delivering on its commitment to improve the financial returns on every subscriber we add to our service," said Jack A. Shaw, HUGHES' president and chief executive officer. "Recognizing that we had a number of unusual items in the quarter, both positive and negative, I am pleased that our new strategies are paying off and are resulting in stronger operational performance,"

      Shaw added, "At the top line, due to its continued strong subscriber growth, DIRECTV U.S. generated nearly $1.5 billion of revenue, representing an 11% growth rate over 2001. Even with our best-ever first quarter performance in terms of gross subscriber additions, DIRECTV U.S. had strong EBITDA primarily due to its continued aggressive cost-cutting and churn mitigation efforts. PanAmSat also contributed to our strong EBITDA performance with an EBITDA margin of 73%, its highest level since 1999."

      Included in the first quarter of 2002 was a $95 million one-time EBITDA gain based on the favorable resolution of a lawsuit filed against the U.S. government on March 22, 1991. The lawsuit was based upon the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten satellites on the Space Shuttle. Also impacting the quarter was a charge of $83 million to provide for losses associated with a contractual dispute with General Electric Capital Corporation (see the Direct-To-Home Broadcast segment for more details). Of this amount, $56 million was recorded against EBITDA, and the remaining $27 million was recorded as interest expense. The $95 million gain and the $56 million charge are included in the Consolidated Statements of Operations in "Selling, general and administrative expenses." In addition, DIRECTV Latin America recognized an EBITDA loss of approximately $32 million due to the devaluation of the Argentinean peso.

      HUGHES had a first quarter 2002 net loss of $156.4 million compared to a net loss of $105.3 million in the same period of 2001. The higher EBITDA and the elimination of approximately $62 million of goodwill amortization expense in 2002 as a result of adopting the new accounting rules for goodwill and intangible assets, were more than offset by higher depreciation in the Direct-To-Home segment and PanAmSat, increased net interest expense, the discontinuation of the minority interest adjustment related to DIRECTV Latin America, and a $29 million charge related to a loan guarantee for a Hughes Network Systems' affiliate in India.

      Shaw finished, "Beginning with this quarter's earnings release, we are providing a summary of the most important DIRECTV U.S. financial metrics. This reflects our ongoing efforts to increase the clarity and transparency of our businesses for our shareholders, the media and financial community."


                        SEGMENT FINANCIAL REVIEW: FIRST QUARTER 2002

                                  Direct-To-Home Broadcast

      First quarter 2002 revenues for the segment increased 10.3% to $1,643.8 million from $1,489.9 million in the first quarter of 2001. The segment had negative EBITDA of $62.6 million compared with EBITDA of $6.0 million in the first quarter of 2001. Included in the segment's EBITDA is a charge of $56 million to provide for losses related to a contractual dispute with General Electric Capital Corporation (GECC) associated with an agreement consummated in July 1995 whereby GECC would establish and manage a credit program for consumers who purchased DIRECTV(R) programming and related hardware. The following EBITDA discussion excludes this $56 million charge.

      United States: DIRECTV substantially exceeded subscriber growth expectations by adding 849,000 gross subscribers and, after accounting for churn, 342,000 net subscribers in the quarter. Excluding those markets in the National Rural Telecommunications Cooperative (NRTC) territories, DIRECTV's owned and operated net subscriber additions in the quarter were 350,000.

      Beginning with the first quarter of 2002, DIRECTV no longer includes pending subscribers in its cumulative subscriber base. Pending subscribers are customers who have purchased equipment and have had all of the required customer information entered into DIRECTV's billing system, but have not yet activated service. This new policy reflects a more simplified and conservative approach to counting customers and is consistent with the rest of the multi-channel television industry. As a result, DIRECTV reduced its cumulative subscriber base by approximately 360,000 subscribers that had been previously identified as pending subscribers. This change has no impact on DIRECTV's past or future revenues, EBITDA or cash flow.

      DIRECTV reported quarterly revenues of $1,466 million, an increase of 11% from last year's first quarter revenues of $1,324 million. The increase was primarily due to continued strong subscriber growth which more than offset reduced average revenue per subscriber (ARPU) related to lower pay-per-view, event and premium programming purchases.

      EBITDA for the first quarter of 2002 was $85 million compared to EBITDA of $50 million in last year's first quarter. This increase was due to the additional gross profit gained from DIRECTV's increased revenue, partially offset by higher subscriber marketing costs due to the record gross subscriber additions in the quarter.

      Please refer to the "DIRECTV U.S. Financial Highlights" attachment for additional information on DIRECTV's subscribers and other important financial metrics.

      DIRECTV DSL: The DIRECTV DSLTM service was created following HUGHES' April 2001 acquisition of Telocity. As a result, no comparative financial data for DIRECTV DSL is included for the first quarter of 2001.

      In the first quarter of 2002, the DIRECTV DSL service added approximately 22,000 net customers. As of March 31, 2002, DIRECTV DSL had about 113,000 residential broadband customers in the United States compared to about 64,000 customers as of March 31, 2001, representing an increase of approximately 77%.

      The DIRECTV DSL service had first quarter 2002 revenues of $14 million and negative EBITDA of $30 million.

      Latin America: The DIRECTV service in Latin America added 32,000 net subscribers in the first quarter of 2002. The total number of DIRECTV subscribers in Latin America as of March 31, 2002, was approximately 1,642,000 compared to about 1,406,000 as of March 31, 2001, representing an increase of approximately 17%.

      Revenue for DIRECTV Latin America was unchanged at $165 million for the quarter compared with the first quarter of 2001 because the increased revenue generated from the larger subscriber base and the consolidation of the Argentinean local operating company was offset by the devaluation of the Argentinean and Brazilian currencies.

      DIRECTV Latin America had negative EBITDA of $61 million in the quarter compared to negative EBITDA of $44 million in the same period of 2001. The decline in EBITDA was primarily due to a $32 million loss related to the devaluation of the Argentinean peso.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, generated first quarter 2002 revenues of $207.1 million compared with $205.2 million in the same period of the prior year. The increase was primarily due to a termination fee of approximately $6 million associated with one of the company's video customers, partially offset by reduced operating lease revenues.

      EBITDA for the quarter was $151.1 million and EBITDA margin was 73.0%, compared with first quarter 2001 EBITDA of $140.0 million and EBITDA margin of 68.2%. The increase in EBITDA and EBITDA margin was principally due to the company's continued focus on operational efficiencies and several non-recurring items that were recorded during the first quarter of 2002. These items included gains of $40 million related to the settlement of the PAS-7 insurance claim and $6 million for a termination fee. These gains were partially offset by losses of $19 million on the conversion of several sales-type leases to operating leases by one of the company's customers, an $11 million facilities restructuring charge, and $10 million for additional bad debt expense and sales-type lease reserves.

      As of March 31, 2002, PanAmSat had contracts for satellite services representing future payments (backlog) of over $5.7 billion compared to approximately $5.8 billion at the end of the fourth quarter of 2001.

                                 Network Systems

      Hughes Network Systems (HNS) generated first quarter 2002 revenues of $242.8 million versus $248.2 million in the first quarter of 2001. The decline was due to lower sales in the Carrier businesses primarily related to the substantial completion in late 2001 of the XM Satellite Radio and Thuraya Satellite Telecommunications Company contracts, mostly offset by increased sales of DIRECWAY(R) and DIRECTV(R) systems. HNS shipped 430,000 DIRECTV receiver systems in the first quarter of 2002 compared to 252,000 units in the same period last year. Additionally, HNS added approximately 10,000 net DIRECWAY residential and small/home office broadband customers in the quarter. As of March 31, 2002, DIRECWAY had approximately 111,000 subscribers in North America compared to 62,000 one year ago, an increase of approximately 79%.

      Excluding a $6 million charge in the first quarter of 2002 related to headcount reductions, HNS reported negative EBITDA of $27.5 million compared to negative EBITDA of $38.3 million in the first quarter of 2001. The improvement in EBITDA is primarily attributable to higher operating margins on the increased DIRECTV receiver shipments.

                                  BALANCE SHEET

      From December 31, 2001 to March 31, 2002, the company's consolidated cash balance increased $413.7 million to $1,113.8 million and total debt increased $740.1 million to $3,387.4 million. The major uses of cash were for satellite and capital expenditures as well as the final purchase price adjustment payment to the Raytheon Company of $134 million. Additionally, PanAmSat received approximately $174 million from an insurance claim on the PAS-7 satellite.

       In the quarter, HUGHES completed several financing transactions. PanAmSat completed debt financing of $2.05 billion, and repaid $1.725 billion owed to HUGHES. HUGHES used the proceeds from PanAmSat to repay all amounts outstanding under the HUGHES and DIRECTV Latin American credit facilities. Additionally, the HUGHES facility was amended and increased to $2.0 billion, consisting of a $1.235 billion revolver, which is undrawn, and borrowings of $765 million under a term loan. As a result of these transactions, HUGHES believes it has more than sufficient available funding for its 2002 operating plan.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' first quarter 2002 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5572. The webcast will be archived on the Investor Relations portion of the HUGHES website and a replay will be available (dial in number: 888-203-1112, code: 566209) beginning at 2:00 p.m. ET on Wednesday, April 17.


                                 HUGHES FINANCIAL GUIDANCE

---------------------------------------------------------------------------
                          Second Quarter  Prior Full Year   Revised Full
                               2002             2002          Year 2002
---------------------------------------------------------------------------
HUGHES
---------------------------------------------------------------------------
   Revenues                $2.1 - $2.2B     $9.0 - 9.2B       No Change
---------------------------------------------------------------------------
   EBITDA                   $80 - 110M      $750 - 850M       No Change
---------------------------------------------------------------------------
   Cash Requirements            N/A         $1.5 - 1.7B       No Change
---------------------------------------------------------------------------
DIRECTV U.S.
---------------------------------------------------------------------------
   Revenues                   ~$1.5B        $6.0 - 6.2B        ~$6.2B
---------------------------------------------------------------------------
   EBITDA                   $110 - 120M     $525 - 575M        ~$525M#
---------------------------------------------------------------------------
   Net Subscriber Adds     225 - 250K##      1.0 - 1.2M        ~1.2M##
---------------------------------------------------------------------------
DIRECTV DSL
---------------------------------------------------------------------------
   Revenues                     N/A            ~$75M          No Change
---------------------------------------------------------------------------
   EBITDA                  $(25) - (30)M      ~$(100)M        No Change
---------------------------------------------------------------------------
   Net Subscriber Adds          N/A            ~100K          No Change
---------------------------------------------------------------------------
DIRECTV Latin America
---------------------------------------------------------------------------
   Revenues                $225 - 250M**    $925 - 975M*    $800 - 850M**
---------------------------------------------------------------------------
   EBITDA                    ~$(95)M**      Break-even*      ~$(100)M**
---------------------------------------------------------------------------
   Net Subscriber Adds        ~30K**           ~250K*       150 - 200K**
---------------------------------------------------------------------------
Hughes Network Systems
---------------------------------------------------------------------------
   Revenues                 $250 -270M      $1.3 - 1.4B       No Change
---------------------------------------------------------------------------
   EBITDA                  $(25) - (35)M   $(50) - (75)M      No Change
---------------------------------------------------------------------------
   DIRECWAY Net Sub Adds        N/A          100 - 200K       No Change
---------------------------------------------------------------------------
PanAmSat
---------------------------------------------------------------------------
   Revenues                 $198 - 208M     $790 - 825M       No Change
---------------------------------------------------------------------------
   New Outright Sales          None             None          No Change
      and Sales-
      Type Leases
---------------------------------------------------------------------------
   EBITDA Margin               ~72%        70% or higher      No Change

---------------------------------------------------------------------------
   EBITDA                   $141 - 150M         N/A          $570 - 590M
---------------------------------------------------------------------------
#   Excludes $56 million EBITDA charge for loss related to GECC lawsuit
##  Excludes subscribers in NRTC territories
* Excludes an estimate for the impact of the devaluation of the Argentinean peso.
** Includes an estimate for the impact of the devaluation of the Argentinean peso.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.

1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                       ###


 CONSOLIDATED BALANCE SHEETS
 (Dollars in Millions)                           March 31,
                                                   2002          December 31,
   ASSETS                                        (Unaudited)         2001
------------------------------------------------------------------------------
      Current Assets
      Cash and cash equivalents                   $1,113.8            $700.1
      Accounts and notes receivable                1,217.4           1,090.5
      Contracts in process                           103.6             153.1
      Inventories                                    351.3             360.1
      Deferred income taxes                          110.9             118.9
      Prepaid expenses and other                   1,093.2             918.4
------------------------------------------------------------------------------

      Total Current Assets                         3,990.2           3,341.1
      Satellites, net                              4,737.2           4,806.6
      Property, net                                2,200.7           2,197.8
      Net Investment in Sales-type Leases            183.6             227.0
      Intangible Assets, net                       7,181.0           7,156.8
      Investments and Other Assets                 1,447.4           1,480.8
------------------------------------------------------------------------------

      Total Assets                               $19,740.1         $19,210.1

==============================================================================

      LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------------------------------------------------
      Current Liabilities
      Accounts payable                            $1,250.4          $1,227.5
      Deferred revenues                              202.2             178.5
      Short-term borrowings and current portion      981.0           1,658.5
      of long-term debt
      Accrued liabilities and other                1,368.6           1,342.0
------------------------------------------------------------------------------

      Total Current Liabilities                    3,802.2           4,406.5
      Long-Term Debt                               2,406.4             988.8
      Other Liabilities and Deferred Credits       1,354.5           1,465.1
      Deferred Income Taxes                          764.1             746.5
      Commitments and Contingencies
      Minority Interests                             538.8             531.3
      Stockholder's Equity                        10,874.1          11,071.9
-------------------------------------------------------------------------------

      Total Liabilities and Stockholder's Equity $19,740.1         $19,210.1

==============================================================================

  Holders of GM Class H common stock have no direct rights in the equity or assets of HUGHES, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of HUGHES).



CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)                                           Three Months Ended
                                                           March 31,
                                                      --------------------
                                                        2002       2001
--------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and other services         $1,858.0  $1,698.2
Product sales                                           180.2     194.8
--------------------------------------------------------------------------
Total Revenues                                        2,038.2   1,893.0
--------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                   903.2     738.7
Cost of products sold                                   173.0     154.5
Selling, general and administrative expenses            827.8     886.6
Depreciation and amortization                           262.0     265.7
--------------------------------------------------------------------------
Total Operating Costs and Expenses                    2,166.0   2,045.5
--------------------------------------------------------------------------

Operating Loss                                         (127.8)   (152.5)

Interest income                                           4.3      23.8
Interest expense                                        (76.4)    (50.6)
Other, net                                              (41.6)      7.2
--------------------------------------------------------------------------
Loss Before Income Taxes, Minority Interests and
      Cumulative Effect of Accounting Change           (241.5)   (172.1)

Income tax benefit                                       91.8      49.9
Minority interests in net (earnings) losses of
   subsidiaries                                          (6.7)     24.3
--------------------------------------------------------------------------

Loss before cumulative effect of accounting change     (156.4)    (97.9)
Cumulative effect of accounting change, net of taxes        -      (7.4)
--------------------------------------------------------------------------

Net Loss                                               (156.4)   (105.3)

Adjustment to exclude the effect of GM purchase
   accounting                                               -       0.8
--------------------------------------------------------------------------

Loss Excluding the Effect of GM Purchase Accounting
   Adjustment                                          (156.4)   (104.5)

Preferred stock dividends                               (24.1)    (24.1)
--------------------------------------------------------------------------

Loss Used for Computation of Available Separate
   Consolidated Net Income (Loss)                     $(180.5)  $(128.6)
==========================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding (in millions)
      (Numerator)                                       877.6     875.4
Average Class H dividend base (in millions)
      (Denominator)                                   1,301.2   1,299.1
Available Separate Consolidated Net Income (Loss)     $(121.7)   $(86.7)
==========================================================================




SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                Three Months
                                                          Ended March 31,
                                                      --------------------------
                                                         2002            2001
--------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                                        $ 1,643.8      $  1,489.9
EBITDA (1)                                            $   (62.6)     $      6.0
EBITDA Margin (1)                                           N/A            0.4%
Operating Loss                                        $  (215.5)     $   (145.5)
Depreciation and Amortization                         $   152.9      $    151.5
Capital Expenditures                                  $   139.5      $    127.6

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                                        $   207.1      $    205.2
EBITDA (1)                                            $   151.1      $    140.0
EBITDA Margin (1)                                         73.0%           68.2%
Operating Profit                                      $    57.1      $     41.1
Operating Profit Margin                                   27.6%           20.0%
Depreciation and Amortization                         $    94.0      $     98.9
Capital Expenditures                                  $    74.0      $     67.2

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                                        $   242.8      $    248.2
EBITDA (1)                                            $   (33.1)     $    (38.3)
Operating Loss                                        $   (51.1)     $    (52.6)
Depreciation and Amortization                         $    18.0      $     14.3
Capital Expenditures                                  $   128.3      $    178.2

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                                        $   (55.5)     $    (50.3)
EBITDA (1)                                            $    78.8      $      5.5
Operating Profit                                      $    81.7      $      4.5
Depreciation and Amortization                         $    (2.9)     $      1.0
Capital Expenditures                                  $    19.0      $    (21.8)

--------------------------------------------------------------------------------
TOTAL
Total Revenues                                        $ 2,038.2      $  1,893.0
EBITDA (1)                                            $   134.2      $    113.2
EBITDA Margin (1)                                          6.6%            6.0%
Operating Loss                                        $  (127.8)     $   (152.5)
Depreciation and Amortization                         $   262.0      $    265.7
Capital Expenditures                                  $   360.8      $    351.2

================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.





-------------------------------------------------------------------------------
                                                 Quarters Ended
                                 ----------------------------------------------
                                 3/31/01   6/30/01  9/30/01  12/31/01   3/31/02
-------------------------------------------------------------------------------
Average Revenue per User (ARPU)
   $ (1)                          $58.50   $58.00    $57.30   $61.35    $56.70
-------------------------------------------------------------------------------
Subscriber Acquisition Cost
   (SAC) $ (2)                      $535     $575      $555     $560      $520
-------------------------------------------------------------------------------
Churn %  (3)                        1.8%     2.0%      1.9%     1.7%      1.6%
-------------------------------------------------------------------------------
Pre-Marketing Cash Flow (PMCF) %     39%      41%       40%      38%       39%
-------------------------------------------------------------------------------


DIRECTV - Owned & Operated
-------------------------------------------------------------------------------
    Residential                     7.19     7.35      7.55     7.88      8.27
-------------------------------------------------------------------------------
    Commercial                      0.29     0.30      0.31     0.33      0.34
-------------------------------------------------------------------------------
    Suspended                       0.19     0.15      0.19     0.23      0.18
-------------------------------------------------------------------------------
    Pending (4)                     0.37     0.38      0.38     0.36         -
-------------------------------------------------------------------------------
       Total DIRECTV - Owned
         & Operated                 8.05     8.18      8.43     8.80      8.79
-------------------------------------------------------------------------------
NRTC, Total  (5)                    1.80     1.84      1.87     1.90      1.77
-------------------------------------------------------------------------------
       Grand Total                  9.85    10.02     10.30    10.70     10.56
---------------------------------==============================================

(1) Total revenue divided by average period-end total DIRECTV - owned & operated customers; updated to exclude pending customers
(2) Sales and marketing acquisition costs divided by DIRECTV - owned & operated customer gross adds in the period; excludes advanced and leased set-top boxes
(3) Net customer disconnects divided by average period-end DIRECTV - owned and operated customers; updated to exclude pending customers
(4) Reflects policy change effective 1/1/02
(5) Reflects Pegasus Communications Corp. policy change effective Q1 2002 as noted in the Pegasus Form 10-K
-------------------------------------------------------------------------------







                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                       By
Date April 15, 2002                    /s/Michael J. Gaines
     --------------                  -----------------------------------
                                       (Michael J. Gaines,
                                        Chief Financial Officer)